Exhibit 10.23

[Letterhead of theglobe.com, Inc.]

Michael S. Egan

[Insert Address]

Re:	Amendment of Employment Agreement

Dear Mr. Egan:

The globe.com, Inc. (the “Company”) has requested, and you have agreed, to the agreements documented herein with respect to your compensation.

By countersigning this letter in the space indicated below, you hereby agree that all salary and any allowances which were payable to you by the Company but the payment of which has been deferred (the “Deferred Salary”), is hereby cancelled.

In order to incentivize Delfin Midstream, LLC (the “Purchaser”) to purchase a controlling interest of the Company’s common stock, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby irrevocably and unconditionally release and fully discharge the Company, its stockholders and the Purchaser, and its and their respective members, partners, trustees, directors, officers, employees and agents, and the heirs, legal representatives, successors and assigns of each of the foregoing, from any and all liabilities and obligations that may have arisen or accrued on or before the date hereof or may arise or accrue thereafter under, in connection with or related to the Deferred Salary (the “Released Claims”). You further agree that you shall not commence or institute any legal actions, including litigation, arbitration or any other legal proceedings of any kind whatsoever, in law or equity, or assert any claim, demand, action or cause of action concerning, the Released Claims.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Sincerely,

Theglobe.com, Inc.

By:	/s/ Edward A. Cespedes
Name:	Edward A. Cespedes
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED TO
AS OF THIS ___ DAY OF DECEMBER, 2017,
EFFECTIVE JANUARY 1, 2018

/s/ MICHAEL S. EGAN
MICHAEL S. EGAN